UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report: January 30, 2007

(Date of earliest event reported)

ABIOMED, Inc.

(Exact name of registrant as specified in its charter)

Delaware	04-2743260
(State or other Jurisdiction of Incorporation)	(IRS Employer Identification Number)

0-20584

(Commission File Number)

22 Cherry Hill Drive

Danvers, MA 01923

(Address of Principal Executive Offices, including Zip Code)

(978) 777-5410

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 3.02	Unregistered Sale of Equity Securities.

On May 10, 2005, we acquired all of the shares of outstanding capital stock of Impella CardioSystems AG. The share purchase agreement provides that we may potentially make additional payments based on milestones related to unit sales and FDA approval of our Impella products, including a payment upon the sale of 1,000 units of Impella’s products worldwide between May 10, 2005 and December 31, 2007. In our last quarterly report on Form 10-Q, we disclosed that we expected to reach this Impella 1,000 unit milestone in our fiscal 2007. During our third quarter of fiscal 2007, we reached the 1,000 unit milestone. As a result, we became obligated to make a payment to the former shareholders of Impella CardioSystems AG in the amount of $5,583,334.

As permitted by the share purchase agreement, we have elected to make this milestone payment in shares of our common stock. As a result, we are issuing approximately 403,000 shares of our common stock to the former Impella shareholders. We are issuing the shares in reliance on the exemptions from registration available under Regulation S and Rule 506 of Regulation D. We are obligated to register the shares on Form S-3 pursuant to the terms of the registration rights agreement we entered into at the time of the acquisition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ABIOMED, Inc.

By:	/s/ Daniel J. Sutherby
Daniel J. Sutherby
Chief Financial Officer

Date: February 5, 2007